Exhibit 99.2

Third Quarter 2019 Earnings Presentation

Forward Looking Statements 2 When used in this presentation or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward - looking statements” within the meaning of Section 27 A of the 1933 Act and Section 21 E of the 1934 Act and, as such, may involve known and unknown risks, uncertainties and assumptions . Statements regarding the following subjects, among others, may be forward - looking : changes in interest rates and the market (i . e . , fair) value of MFA’s MBS, residential whole loans, CRT securities and other assets ; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in its portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows, or in certain circumstances, other - than - temporary impairment on certain Legacy Non - Agency MBS purchased at a discount ; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non - Agency MBS and relating to MFA’s residential whole loan portfolio ; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings ; implementation of or changes in government regulations or programs affecting MFA’s business ; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non - Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non - Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations ; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant ; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes ; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940 , as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the Securities and Exchange Commission (SEC) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage - related interests ; MFA’s ability to continue growing its residential whole loan portfolio which is dependent on, among other things, the supply of loans offered for sale in the market ; expected returns on MFA’s investments in non - performing residential whole loans (NPLs), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e . g . , taxes, insurance, maintenance expenses, etc . on the underlying property) and the amount ultimately realized upon resolution of the asset ; targeted or expected returns on MFA’s investments in recently - originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments ; risks associated with MFA’s investments in MSR - related assets, including servicing, regulatory and economic risks, and risks associated with investing in real estate assets, including changes in business conditions and the general economy . These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward - looking statements it makes . All forward - looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available . Readers are cautioned not to place undue reliance on these forward - looking statements, which speak only as of the date on which they are made . New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA . Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward - looking statements, whether as a result of new information, future events or otherwise .

Executive summary • MFA’s GAAP EPS and Core earnings (1) in the third quarter of 2019 were both $ 0 . 20 , as our whole loan portfolio continued to make meaningful and growing contributions to our results . • For the third quarter of 2019 , MFA acquired, or committed to acquire, $ 1 . 1 billion of assets, including $ 918 million of whole loans . In addition, consistent with our residential whole loan investment strategy, we made approximately $ 100 million of capital contributions to select loan origination partners . • Our third quarter dividend to common stockholders of $ 0 . 20 was paid on October 31 , 2019 . • GAAP book value continued to be stable and was $ 7 . 09 per share at September 30 , 2019 . • Economic book value (2) was $ 7 . 41 at September 30 , 2019 . • Estimated undistributed taxable income was $ 0 . 04 per share at September 30 , 2019 . 3 (1) Core earnings is a Non - GAAP financial measure of MFA’s operating performance that is calculated by adjusting GAAP net income to exclude the impact of unrealized gains and losses on certain investments in residential mortgage securities and related hedges. Refer to slide 24 for additional information, inc lud ing a reconciliation of GAAP net income to Core earnings. (2) Economic book value is a Non - GAAP financial measure of MFA’s financial position. To calculate Economic book value, our port folios of Residential whole loans at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied t o t hese loans. Refer to slide 25 for additional information, including a reconciliation of GAAP book value to Economic book value.

• Third quarter investment activity was very robust as we purchased, or committed to purchase, approximately $ 1 . 1 billion of assets, including $ 918 million of Purchased Performing Loans . (1) • We continue to pursue new investment structures to strengthen our originator relationships and gain access to loan flow, making both new and additional capital contributions to selected loan origination partners . • We purchased an additional $ 133 million of RPL/NPL MBS in the third quarter . 4 (1) Purchased Performing Loans are comprised of Non - QM loans, Fix and Flip Loans, Single Family Rental Loans and Seasoned Perfor ming Loans. They are included, along with Purchased Credit Impaired Loans, in Residential whole loans held at carrying value on our consolidated balance sheet. Executive summary (cont'd.)

• Loan portfolio growth from Purchased Performing Loans has increased interest income in 2019 : ⦁ Loans held at carrying value (1) produced $ 64 . 2 million of interest income in the third quarter of 2019 (versus $ 57 . 9 million in Q 2 2019 and $ 100 . 9 million for all of 2018 ) . ⦁ $ 53 . 6 million of this $ 64 . 2 million of interest income was from Purchased Performing Loans, up from $ 46 . 9 million in Q 2 2019 . • MFA’s asset management team maintains oversight of servicing of our credit sensitive loans, particularly non - performing loans, to improve outcomes and expected returns . • Strong credit fundamentals continue to drive performance of our Legacy Non - Agency portfolio, which generated an unlevered yield in the third quarter of 10 . 32% . 5 (1) As of September 30, 2019, Residential whole loans held at carrying value includes $4.3 billion of Purchased Performing Loans and $718.2 million of Purchased Credit Impaired Loans. Executive summary (cont'd.)

Investment strategy 6 • Continue to grow investment assets ⦁ Purchased Performing Loans are providing recurring (and increasing) portfolio growth ⦁ Opportunistic growth in other asset classes • Optimize Balance Sheet/Capital Structure ⦁ Modest increase in leverage (including securitization) to support asset growth ⦁ Produce attractive returns that are comparable to peers, but with relatively less risk due to lower leverage, less interest rate exposure and reduced prepayment sensitivity • Manage existing portfolio ⦁ Strategic sales of Legacy Non - Agency MBS and Agency MBS

• Expand investment opportunities in the form of newly originated whole loans . Acquiring these assets is a unique process : ⦁ Long gestation periods ⦁ Creative approach to partnering with originators ⦁ Flow vs bulk purchases • Opportunities still exist to purchase non - performing and re - performing credit sensitive whole loans . Market conditions and investment activity 7

Stable earnings again provides dividend coverage

Summary Income Statement	Q3 2019 $ in mm	Q2 2019 $ in mm
Net Interest Income:		
MBS, CRT, MSR-related	$ 36.9	$ 42.4
Residential whole loans (1)	24.1	19.2
Other interest earning assets less interest on Convertible Senior Notes and Senior Notes	(4.1)	(1.7)
Net Interest Income	$ 56.9	$ 59.9
Other Income, net:		
Net gains on residential whole loans measured at fair value	40.2	51.5
Net income impact of MBS and CRT sales (2)	14.8	6.6
Unrealized gain/(loss) on CRT securities measured at fair value	0.6	(0.9)
Net gain/(loss) on Agency MBS and related swap hedges measured at fair value	0.8	(5.4)
Other	6.0	5.1
Other Income, net:	$ 62.4	$ 56.9
Operating and Other Expenses	(23.7)	(23.7)
Preferred Dividends	(3.8)	(3.8)
Net Income Available to Common Shareholders	$ 91.8	$ 89.3
Earnings Per Common Share	$ 0.20	$ 0.20
Core Earnings Per Common Share	$ 0.20	$ 0.20

(1) Includes interest expense on financing associated with all residential whole loans. Interest income received on residential whole loans held at fair value is reported in Other Income in Net gains on residential whole loans measured at fair value.

(2) Net income impact of MBS and CRT securities sold is comprised of:

Realized gains on MBS and CRT securities sold	$17.7	$7.7
Reversal of previously unrealized gains on sold securities held at fair value	$(2.9)	$(1.1)
	$14.8	$6.6

GAAP EPS and Core Earnings again $0.20. Q3 2019 net income highlights include:

- Higher other income, reflecting the following:
  - Continued strong contribution from fair value loans;
  - Higher realized gains on MBS and CRT sales; and
  - Improved performance of 30-Year Agency MBS and related swap hedges.
- Net interest income key drivers include:
  - Continued growth in Purchased Performing Loans;
  - Lower amounts invested in residential mortgage securities. In addition, the prior quarter included approximately $3 million of income recognized on early redemption of Legacy Non-Agency MBS; and
  - Full quarter of interest expense on convertible debt.
- Operating and other expenses were in line with our expected run rate.

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MFA FINANCIAL, INC.

Third quarter 2019 investment flows

- Continued robust investment activity with approximately **$1.1 billion** of asset acquisitions.
- Acquired over $900 million of purchased performing loans, growing our holdings of whole loans for the 10th consecutive quarter. 2019 average quarterly whole loan acquisition volume of $930 million.
- Elevated portfolio runoff due to early redemptions of NPL/RPL MBS and strategic sales of $257 million of higher coupon 30 Year Agency MBS, realizing gains of $2.8 million.
- Sales of $77 million of Legacy Non-Agency MBS and CRT securities, realizing gains of $14.9 million.

$ in Millions	June 30, 2019	3rd Quarter Runoff(1)	3rd Quarter Acquisitions (2)	Sales(3), MTM and Other Changes	September 30, 2019	3rd Quarter Change
Residential Whole Loans and REO	$6,251	$(396)	$918	$26	$6,799	$548
RPL/NPL MBS	$1,037	$(342)	$133	$—	$828	$(209)
MSR-Related Assets	$1,170	$(15)	$7	$2	$1,164	$(6)
CRT Securities	$407	$—	$—	$(29)	$378	$(29)
Legacy Non-Agency MBS	$1,691	$(91)	$—	$(30)	$1,570	$(121)
Agency MBS	$2,257	$(182)	$—	$(261)	$1,814	$(443)
Totals	**$12,813**	**$(1,026)**	**$1,058**	**$(292)**	**$12,553**	**$(260)**

(1) Includes $305 million of early redemptions on RPL/NPL MBS.
(2) Loan acquisitions include Non-QM $568.9 million, Fix and Flip $267.7 million and SFR $80.4 million. Amounts presented exclude approximately $100 million of capital contributions made during the quarter to select loan origination partners.
(3) Includes sales for the quarter of $257.3 million of Agency MBS, $29.0 million of CRT Securities, and $47.9 million of Legacy Non-Agency MBS.

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Strong portfolio growth since expanding investment strategy to include Non - QM, Fix and Flip and SFR Loans • Since expanding our investment universe to include Purchased Performing Loans, our investment portfolio has grown by $2.7 billion since the end of Q3 2017. • Residential whole loans and REO have grown by approximately $4.9 billion since the end of Q3 2017 and are currently our largest asset class. • Non - QM, Fix and Flip and SFR Loans have grown from $0 since the end of Q3 2017 to $4.1 billion at the end of Q3 2019 and now represent 32% of our investment portfolio. 10 (in millions) Total Investment Portfolio Residential Whole Loans and REO % of Total Investment Portfolio Non - QM, Fix and Flip and SFR Loans % of Residential Whole Loans and REO 9/30/17 $9,878 $1,881 19% $ — — % 3/31/18 $10,018 $2,838 28% $326 11% 9/30/18 $11,488 $4,144 36% $1,399 34% 3/31/19 $12,422 $5,527 44% $2,735 49% 9/30/19 $12,553 $6,799 54% $4,062 60% Change (9/30/17 to 9/30/19) $2,675 $4,918 $4,062

• MFA’s emphasis on credit risk over interest rate risk continues to deliver attractive portfolio yield and spread. ⦁ Yield on interest earning assets of 5.32% . ⦁ Net interest rate spread of 182bps. • MFA’s funding costs are expected to continue to benefit from falling short term rates. ⦁ At September 30, 2019, the ratio of MFA’s pay - fixed interest rate swaps to repo financings was 37%. ⦁ 1mth Libor has declined 73bps year to date. 11 Yield on interest earning assets (Left Axis ) Net interest rate spread (Left Axis) Fed Funds (Right Axis) MFA's yields and spreads remain attractive

MFA FINANCIAL, INC.

Third quarter 2019 yields and spreads by asset type

Asset	Amount (millions)	Net Equity Allocated (millions)	Yield/ Return	Cost of Funds	Net Spread	Debt/Net Equity Ratio
Whole Loans at Carrying Value	$4,969	$1,724	5.52% (1)	(3.90)% (3)	1.62%	1.9x
Whole Loans at Fair Value	$1,453	$307	N/A (2)	(3.95)%	N/A	3.7x
Legacy Non-Agency MBS	$1,570	$338	10.32%	(3.24)% (3)	7.08%	3.6x
RPL/NPL MBS	$828	$185	5.18%	(3.18)%	2.00%	3.5x
Agency MBS	$1,814	$138	2.32%	(2.47)% (3)	(0.15)%	12.1x
Credit Risk Transfer Securities	$378	$74	4.36%	(3.12)%	1.24%	4.1x
MSR-Related Assets	$1,164	$246	5.26%	(3.23)%	2.03%	3.7x

(1) Net of servicing expense.

(2) These residential whole loans produce GAAP income/loss based on changes in fair value in the current period, and therefore results will vary on a quarter-to-quarter basis. MFA expects to realize returns over time on these investments of 5-7%.

(3) Agency MBS cost of funds increased by 1 bp and Legacy Non-Agency cost of funds increased by 1 bp associated with swaps to hedge interest rate sensitivity on these assets. Whole Loans at Carrying Value cost of funds increased by 3 bps associated with swaps to hedge interest rate sensitivity on these assets.

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MFA's net interest rate sensitivity remains low at 1.14

- Excluding hedges, our asset duration remains relatively low at 1.60.
- Our assets continue to be primarily sensitive to mortgage credit fundamentals.
- In addition, our leverage remains low, with a debt-to-equity ratio of 2.8x.

Duration Risk

Assets (in millions)		Market Value	Average Coupon[1]	Duration
Non-Agency ARMs and CRTs	$	1,326	4.37%	0.4
RPL/NPL MBS	$	828	5.06%	0.3
Non-Agency Fixed Rate	$	622	5.86%	3.0
Residential Whole Loans	$	6,509	5.64%	2.2
MSR-Related Assets	$	1,164	5.03%	0.8
Agency ARMs	$	886	4.27%	0.8
Agency 15-Year Fixed Rate	$	614	3.12%	2.4
Agency 30-Year Fixed Rate	$	312	4.50%	1.5
Cash, cash equivalents and Other Assets	$	798		0.2
Total Assets	**$**	**13,059**		**1.60**

Hedging Instruments (in millions)		Notional/ Market Value	Duration
Swaps (Less than 3 years)	$	2,930	-1.3
Swaps (3-10 years)	$	222	-3.6
Securitized and Other Fixed Rate Debt	$	939	-1.8
Total Hedges	**$**	**4,091**	**-1.5**

Estimated Net Duration	1.14

[1] Amounts presented for Residential Whole Loans are net of servicing costs, including for loans acquired on a servicing released basis

Portfolio sensitivity to Rates

Parallel interest rate shift	Estimated Change in portfolio value[1]	Estimated Change as a % of Equity
-100bp	0.9%	3.3%
-50bp	0.5%	1.9%
+50bp	-0.6%	-2.4%
+100bp	-1.4%	-5.3%

[1] Includes the impact of estimated valuation changes in residential whole loans and certain other assets that are held at carrying value. For GAAP reporting purposes, valuation changes for these assets are not included in the determination of net income or changes in shareholders' equity for any given period.

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MFA’s strategy continues to limit quarterly book value fluctuations 14 • Through asset selection and risk management MFA has consistently limited quarterly book value fluctuations. • Since 2014 MFA’s average quarterly book value change has been less than 2%. Largest quarterly book value decline was 4%. • Protecting book value gives MFA the ability to take advantage of new opportunities as they arise. Q1 ’14 Q3 ‘14 Q1 '15 Q3 '15 Q1 '16 Q3 '16 Q1 '17 Q3 '17 Q1 '18 Q3 '18 Q1 '19 Q3’19

Continued positive fundamentals residential mortgage credit 15 3.6% As of August 2019 As of October 2019 3.6% 0.87% As of Q2 - 2019 As of September 2019 1.50mm Source: Zillow Source: NY FED Source: BLS Source: Corelogic

Residential whole loan portfolio 16 • We purchased over $900 million of residential whole loans in the third quarter of 2019. • We continue to grow our portfolio of Non - QM, Fix & Flip, and Single Family Rental loans by adding origination partners and developing our existing relationships. • Our seasoned loan portfolio continues to out - perform our initial expectations.

RPL portfolio delinquency characteristics as of 9/30/2019 17 • 87 % of our RPL portfolio is less than 60 days delinquent. • On average, 28% of the 60+ days delinquent loans are making payments. • Prepayment speeds have outperformed expectations, maintaining a range between 6% and 14%.

• Measured by UPB at purchase, 35% (or approximately 3,300) of loans that were non - performing at purchase are either performing or have paid in full as of September 2019. • 76% of MFA modified loans are either performing today or have paid in full. Performance of Non - Performing (1) loans purchased before 9/30/18 Acquisition Year 2014 2015 2016 2017 2018 (3) Total Loan Count 743 2,365 1,069 3,124 1,274 8,575 UPB Purchased (in millions) $161.3 $619.9 $301.3 $704.7 $388.6 $2,175.8 9/30/2019 Status Performing (2) /PIF 35% 27% 29% 37% 49% 35% Liquidation/REO 52% 54% 54% 35% 19% 41% Non - Performing 13% 19% 17% 28% 32% 24% Total 100% 100% 100% 100% 100% 100% 18 (1) Non - Performing at purchase defined as greater than or equal to 60 days delinquent (2) Performing as of 9/30/2019 defined as less than 60 days delinquent or made a full P&I payment in September 2019 (3) 2018 only includes acquisitions prior to 9/30/2018 • Through diligent asset management we continue to improve outcomes for our NPL portfolio by returning loans to performing or paid - in - full status, and through other forms of resolution. • In addition, 41% of our NPL portfolio has liquidated or reverted to REO.

Non - QM investments • We have been purchasing loans made to creditworthy borrowers who have limited conventional mortgage finance options. • We have purchased over $3.1 billion UPB to date • Delinquencies have remained very low with less than 1.0% greater than 60 days delinquent. • Currently working with several origination partners. • Able to achieve appropriate leverage through warehouse lines and potentially through capital markets transactions. • Targeted yield on Non - QM assets in the mid 4% range and ROE of low double digits. Non - QM Portfolio Statistics (9/30/19) WA LTV 66 % WA FICO 710 WA Coupon 6.42% Avg Balance $452,637 Total UPB ($mm) $2,582.7 Hybrid ARM’s 77% Fixed Rate 23% Current 99.0% 60+Days DQ 1.0% 3 - Month CPR 22.8% Top 2 States CA 57% FL 15% 19

Business purpose loans - Rehabilitation and Single Family Rental (SFR) Loans Rehabilitation loans (“Fix and Flip”) • Fixed rate short term loans collateralized by residential property. Term is generally less than 24 months. • Borrower intends to rehabilitate property and resell. • Non - owner occupied business purpose loans. • Target yield of 7%. SFR Loans • Hybrid and fixed rate loans collateralized by residential property/properties. Term is 30 years. • Borrower intends to rent out property. • Non - owner occupied business purpose loans. • Target yield in the mid 5% range. Rehabilitation Portfolio Statistics (9/30/19) WA ARV - LTV* 65 % WA FICO 714 WA Orig Term (months) 15 WA Passthrough Rate 7.32% UPB (in millions) $969.3 Undrawn Commitments (in millions) $126.0 Current and 30 Days DQ 94.2% 60+ Days DQ 5.8% We continue to grow our holdings of Rehabilitation and SFR loans as we expand our existing originator relationships and develop new ones. Since inception we have acquired (including undrawn commitments) over $2.0 billion of Rehabilitation and SFR loans. SFR Portfolio Statistics (9/30/19) WA LTV 69 % WA FICO 737 WA DSCR** 1.4x WA Coupon 6.67% Hybrid Arm Loans 59% UPB (in millions) $364.4 Current and 30 Days DQ 99.1% 60+ Days DQ 0.9% 20 * WA ARV - LTV: Weighted average after repair loan to value ** WA DSCR: Weighted average debt service coverage ratio

Summary 21 • Continued successful execution of our investment strategy, with residential whole loan purchases exceeding $ 900 million and approximately $ 100 million of additional capital contributions to select loan originators . • Net portfolio growth of $ 500 million for the nine months ended September 30 , 2019 . • Acquisitions of P urchased Performing Loans continues to drive interest income expansion and we expect this to continue . • Our investment strategy and portfolio continue to deliver dividend and GAAP book value stability . Economic book value has increased approximately 1 % during 2019 . • Total shareholder return of 19 . 5 % for the nine months ended September 30 , 2019 . • Economic return (1) for Q 3 2019 of 2 . 5 % or 10 . 1 % annualized . (1) Economic return calculated as the change in GAAP book value plus dividends for the period, divided by start of period GAAP b ook value

Additional Information 22

23 QTR 9/30/19 YTD 9/30/19 GAAP book value per common share at the beginning of the period $7.11 $7.15 Net income available to common shareholders 0.20 0.59 Common dividends declared (0.20) (0.60) Net change attributable to Agency MBS — 0.06 Impact of Discount Accretion and realization of gains on sale of Non - Agency MBS that results in a reduction of unrealized gains (0.05) (0.17) Fair value and other net changes attributable to Non - Agency MBS 0.03 0.14 Net change in value of swap hedges — (0.08) GAAP book value per common share as of 9/30/19 $7.09 $7.09 GAAP book value continues to be stable

Reconciliation of GAAP to Core earnings

"Core earnings" is a non-GAAP financial measure of our operating performance, within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Core earnings excludes certain unrealized gains and losses on investments in residential mortgage securities and related hedges that we are required to include in GAAP Net Income each period, because management believes that these items, which to date have typically resulted from short-term market volatility or other market technical factors and not due to changes in fundamental asset cash flows, are not reflective of the economic income generated by our investment portfolio. Accordingly, we believe that the adjustments to compute Core earnings specified below better allow investors and analysts to evaluate our financial results, including by analyzing changes in our Core earnings between periods. In addition to using Core earnings in the evaluation of investment portfolio performance over time, Management considers estimates of periodic Core earnings as an input to the determination of the level of quarterly dividends to common shareholders that are recommended to the Board of Directors for approval and in its forecasting and decision-making processes relating to the allocation of capital between different asset classes.

We believe that Core earnings provides useful supplemental information to both management and investors in evaluating our financial results. Core earnings should be used in conjunction with results presented in accordance with GAAP. Core earnings does not represent and should not be considered as a substitute for Net Income or Cash Flows from Operating Activities, each as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of GAAP net income to our non-GAAP Core earnings for each quarter from Q1 2019 through Q3 2019 and for year-to-date 9/30/19 and 9/30/18.

(In Millions, Except Per Share Amounts)	Q3 2019	Q2 2019	Q1 2019	YTD Q3 2019	YTD Q3 2018
GAAP Net Income to common stock holders - basic	$ 91.6	$ 89.0	$ 84.9	$ 265.4	$ 229.0
Adjustments:					
Unrealized (gain)/ loss on CRT securities measured at fair value through earnings	(0.1)	2.0	(2.7)	(0.7)	6.3
Unrealized net (gain)/loss on Agency MBS measured at fair value through earnings and related swaps not accounted for as hedging transactions	(2.1)	(0.9)	(4.8)	(7.8)	1.5
Total adjustments	$ (2.2)	$ 1.1	$ (7.5)	$ (8.5)	$ 7.8
Core earnings	$ 89.4	$ 90.1	$ 77.3	$ 256.9	$ 236.7
GAAP earnings per common share	$ 0.20	$ 0.20	$ 0.19	$ 0.59	$ 0.56
Core earnings per common share	$ 0.20	$ 0.20	$ 0.17	$ 0.57	$ 0.58
Weighted average common shares for basic earnings per share	451.0	450.5	450.4	450.6	408.6

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25 Reconciliation of GAAP Book Value to Economic Book Value “Economic book value” is a non - GAAP financial measure of our financial position . To calculate our Economic book value, our portfolios of Residential whole loans at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these loans . This adjustment is also reflected in the Company’s end of period stockholders’ equity in the table below . Management considers that Economic book value provides investors with a useful supplemental measure to evaluate the Company’s financial position as it reflects the impact of fair value changes for all of our residential mortgage assets, irrespective of the accounting model applied for GAAP reporting purposes . Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies . The following table provides a reconciliation of GAAP book value per common share to our non - GAAP Economic book value per common share as of the end of each quarter during 2019 and as of December 31 , 2018 . (In Millions, Except Per Share Amounts) 9/30/19 6/30/19 3/31/19 12/31/18 GAAP Total Stockholders’ Equity $ 3,403.4 $ 3,403.4 $ 3,404.5 $ 3,416.1 Preferred Stock, liquidation preference (200.0) (200.0) (200.0) (200.0) GAAP Stockholders’ Equity for book value per common share $ 3,203.4 $ 3,203.4 $ 3,204.5 $ 3,216.1 Adjustments: Fair value adjustment to Residential whole loans, at carrying value 145.8 131.2 92.1 87.7 Stockholders’ Equity including fair value adjustment to Residential whole loans, at carrying value $ 3,349.2 $ 3,334.6 $ 3,296.7 $ 3,303.8 GAAP book value per common share $ 7.09 $ 7.11 $ 7.11 $ 7.15 Economic book value per common share $ 7.41 $ 7.40 $ 7.32 $ 7.35 Number of shares of common stock outstanding 451.7 450.6 450.5 449.8